Exhibit 1A 2.1.6

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF WORKSPORT LTD.

(Pursuant to NRS 78.385 and 78.390)

The undersigned, being an authorized officer of Worksport Ltd., a Nevada corporation (the “Corporation”), hereby certifies as follows:

1.	Pursuant to NRS 78.385 and 78.390, the Board of Directors of the Corporation duly adopted a resolution to amend the Corporation’s Amended and Restated Articles of Incorporation, and such amendment was approved by the holders of a majority of the voting power of the Corporation’s stockholders.

2.	Section 3.01 of Article III of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to increase the total number of authorized shares of capital stock from 30,900,000 shares to 55,000,000 shares, par value $0.0001 per share.

3.	Section 3.02 of Article III is hereby amended to increase the number of authorized shares of Common Stock from 29,900,000 to 45,000,000 shares.

4.	Section 3.03 of Article III is hereby amended to increase the number of authorized shares of Preferred Stock from 1,000,000 to 10,000,000 shares.

5.	As amended, the first sentences of Sections 3.01, 3.02 and 3.03 shall read in their entirety as follows:

“3.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be fifty-five million (55,000,000) shares.”

“3.02 Common Stock. The total number of authorized shares of Common Stock shall be forty-five million (45,000,000) shares, par value $0.0001 per share.”

“3.03 Blank Check Preferred Stock. The total number of authorized shares of Preferred Stock shall be ten million (10,000,000) shares, par value $0.0001 per share.”

6.	All other provisions of the Corporation’s Amended and Restated Articles of Incorporation shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Corporation’s Amended and Restated Articles of Incorporation as of [*], 2025.

WORKSPORT LTD.

By:
Name:	Steven Rossi
Title:	President and Chief Executive Officer